EXHIBIT 99.1

FOR IMMEDIATE RELEASE	CONTACT: Frederick N. Cooper (215) 938-8312
August 24, 2011	fcooper@tollbrothersinc.com
Joseph R. Sicree (215) 938-8045
jsicree@tollbrothersinc.com
TOLL BROTHERS REPORTS FY 2011 3RD QTR AND 9 MONTH RESULTS
Horsham, PA, August 24, 2011 — Toll Brothers, Inc. (NYSE:TOL) (www.tollbrothers.com), the nation’s leading builder of luxury homes, today announced results for earnings, revenues, contracts, and backlog for its third quarter ended July 31, 2011.
The Company reported FY 2011 third-quarter net income of $42.1 million, or $0.25 per share, compared to FY 2010’s third-quarter net income of $27.3 million, or $0.16 per share. FY 2011’s third quarter included a net tax benefit of $38.2 million, due to the reversal of previously accrued state and federal taxes, compared to a $26.5 million net tax benefit in FY 2010’s third quarter.
FY 2011’s third-quarter pretax income was $3.9 million, compared to FY 2010’s third-quarter pretax income of $0.8 million. Excluding write-downs and debt retirement charges of $16.8 million and $3.4 million, respectively, FY 2011’s third-quarter pretax income was $24.1 million. Excluding write-downs and debt retirement charges of $12.5 million and $0.7 million, respectively, FY 2010’s third-quarter pretax income was $14.0 million.
FY 2011’s third-quarter revenues and home building deliveries of $394.3 million and 693 units decreased 13% in dollars and 14% in units, compared to FY 2010’s third-quarter results.
FY 2011’s third-quarter net signed contracts of $406.7 million and 713 units rose 2% in both dollars and units, compared to FY 2010’s third-quarter net signed contracts. The average price of third-quarter net signed contracts was $570,000, approximately the same as in FY 2010’s third quarter. On a per-community basis, FY 2011’s third-quarter net signed contracts of 3.51 units per community were 5% lower than FY 2010’s third-quarter total, 1% lower than FY 2009’s third-quarter total, and 30% greater than FY 2008’s third-quarter total; however, they were still well below the Company’s historical third-quarter average, dating back to 1990, of 5.98 units per community.
The Company’s contract cancellation rate (current-quarter cancellations divided by current-quarter gross signed contracts) was 7.4% in the third quarter of FY 2011, compared to 6.2% in FY 2010’s third quarter: These rates are consistent with the Company’s pre-downturn historical averages. As a percentage of beginning-quarter backlog, the cancellation rate was 3.2%.
*more*

FY 2011’s third-quarter-end backlog of $1.02 billion, or 1,780 units, increased 8% in dollars and 9% in units, compared to FY 2010’s third-quarter-end backlog.
For FY 2011’s nine-month period, the Company reported net income of $24.8 million, or $0.15 per share, compared to FY 2010’s nine-month period net loss of $53.9 million, or $0.33 per share. FY 2011’s nine-month period included pretax write-downs, joint venture impairments, and charges related to early retirement of debt totaling $77.9 million, compared to $88.9 million in FY 2010’s comparable period. FY 2011’s nine-month period included a net tax benefit of $69.4 million, compared to a $53.9 million net tax benefit in FY 2010’s nine-month period.
FY 2011’s nine-month pretax loss was $44.6 million, compared to FY 2010’s nine-month pretax loss of $107.7 million. Excluding write-downs, joint venture impairments, and debt retirement charges, FY 2011’s nine-month pretax income was $33.2 million, compared to FY 2010’s nine-month pretax loss, excluding write-downs and debt retirement charges, of $19.5 million.
For FY 2011’s first nine months, home building revenues of $1.05 billion and 1,854 units decreased 4% in dollars and 5% in units, compared to FY 2010. FY 2011 nine-month net signed contracts of $1.21 billion and 2,140 units increased 5% in both dollars and units, compared to the same period in FY 2010.
Toll Brothers ended FY 2011’s third quarter with 207 selling communities, compared to 190 at FY 2010’s third-quarter end. The Company now expects to end FY 2011 with between 210 and 220 selling communities. The Company ended FY 2011’s third quarter with approximately 36,200 lots owned and optioned, compared to approximately 35,900 at the previous quarter-end and 35,800 one year ago.
Toll Brothers ended FY 2011’s third quarter with a net-debt-to-capital ratio(1) of 13.9%, compared to 11.5% at FY 2010’s third-quarter end. The Company ended FY 2011’s third quarter with $1.18 billion of cash and marketable securities, compared to $1.25 billion at FY 2011’s second-quarter end and $1.64 billion at FY 2010’s third-quarter end. The Company used $48.7 million of cash in the third quarter to retire $45.1 million of its Senior Notes due November 2012, and spent approximately $75 million on land purchases. At FY 2011’s third-quarter end, the Company also had $777.5 million available under its $885 million 12-bank credit facility, which matures in October 2014.
Douglas C. Yearley, Jr., Toll Brothers’ chief executive officer, stated: “It is too soon to assess the ramifications of the financial volatility of the past few weeks on the housing market. While late summer is generally not the best time to sell homes, in the short run, the stock market gyrations, the budget impasse, and the U.S. Government bond rating downgrade are certainly not helping consumer confidence. However, we believe that historic low interest rates and the growing imbalance between housing production and demographics-driven demand bode well for the industry sooner or later: the key question, of course, is when.
*more*

“We are pleased to be making some progress in a tough market. This was our fifth consecutive quarter of pre-write-down, pre-tax profits. Additionally, Gibraltar Capital and Asset Management LLC, our subsidiary focused on acquiring and managing portfolios of distressed real estate loans and properties, contributed $4.0 million of profits.
“This past quarter’s results indicated some continued stabilization in the upscale housing market, albeit at a level dramatically below historical levels. Our strong financial position and the value of our brand distinguish us in the luxury market as nervous buyers are exhibiting a flight to quality and dependability. Our buyers generally have very strong financial profiles, which have enabled them to secure mortgage financing. Our large presence in the metro-DC-to-Boston corridor and our high-rise business in the metro New York City region give us a strong position in some of the more promising U.S. markets.
“We closed on about $75 million of land this quarter, nearly half of which was for a great site at 3rd Avenue and 22nd Street in the Gramercy Park area of Manhattan. We are seeing some attractive opportunities; however, the flow of deals is not occurring at the pace we would have expected this long into a down cycle.”
Martin P. Connor, Toll Brothers’ chief financial officer, stated: “Our third quarter gross margin, before interest and write-downs, as a percent of revenue showed slight improvement compared to the prior quarter and modest improvement compared to last year’s third quarter. This reflects the benefits of our centralized purchasing initiatives and reductions in incentives. Absolute dollars expended on SG&A in the third quarter were lower than in the prior quarter and also lower than in last year’s third quarter due to continuing benefits of cost reduction initiatives and some insurance reversals and recoveries.
“Subject to the caveats in our Statement on Forward-Looking Information included in this release, we offer the following limited guidance:
“We currently estimate that we will deliver between 2,475 and 2,675 homes in FY 2011, which reflects our projected range of 620 to 820 home deliveries in FY 2011’s fourth quarter at an average price of between $555,000 and $570,000 per home. We will give preliminary guidance for FY 2012 when we announce fourth quarter results in December 2011.
Robert I. Toll, executive chairman, stated: “Our sales are gaining some traction but consumer confidence is still weak and the housing sector remains in a fragile state. The nation’s economy continues to suffer from the lack of jobs in housing construction and the related manufacturing and service sectors that a healthy new home market would typically generate. Housing construction is a primary job creator for those Americans suffering among the highest levels of unemployment in the current recession.
“We are hopeful, based on some recent comments out of Washington, that the Administration and Congress now recognize that housing must be healed to lift the nation out of this recession. This sentiment was echoed recently by Warren Buffet. We hope that our leaders will proceed cautiously with housing as they review options to address the deficit by ensuring that liquidity remains available to the sector and that the foundations of our system that support homeownership are not dismantled.”
*more*

The financial highlights for the third-quarter and nine-months ended July 31, 2011 (unaudited):
•
FY 2011’s third-quarter net income was $42.1 million, or $0.25 per share, compared to FY 2010’s third-quarter net income of $27.3 million, or $0.16 per share. FY 2011’s third-quarter net income included pretax write-downs of $20.2 million: $16.8 million attributable to inventory (primarily for land owned for future communities), and a $3.4 million charge attributable to the purchase of $45.1 million of our Senior Notes. In FY 2010, third-quarter pretax write-downs and charges for early debt repurchases totaled $13.2 million.

•	FY 2011’s third-quarter pretax income was $3.9 million, compared to FY 2010’s third-quarter pretax income of $0.8 million.
•	Excluding write-downs, FY 2011’s third-quarter pretax income was $24.1 million, compared to FY 2010’s third-quarter pretax income of $14.0 million.
•	FY 2011’s nine-month net income was $24.8 million, or $0.15 per share, compared to FY 2010’s nine-month net loss of $53.9 million, or $0.33 per share.
•
FY 2011’s nine-month net income included pretax write-downs of $77.9 million: $16.4 million of the write-downs was attributable to operating communities, $16.0 million related to land controlled for future development, $2.5 million related to land controlled for future communities, $39.6 million was attributable to joint ventures, and $3.4 million was for charges attributable to the early repurchase of $45.1 million of our Senior Notes. In FY 2010, nine-month pretax write-downs and debt retirement charges totaled $88.9 million.

•	FY 2011’s nine-month pretax loss was $44.6 million, compared to FY 2010’s nine-month pretax loss of $107.7 million.
•
Excluding write-downs and debt repurchase charges, FY 2011’s nine-month pretax income was $33.2 million, compared to a pretax loss of $18.8 million for FY 2010’s nine-month period, excluding write-downs and debt repurchase charges.

•
The Company recorded FY 2011 and FY 2010 third-quarter tax benefits of $38.2 million and $26.5 million, respectively. For FY 2011’s and FY 2010’s nine-month periods, the Company recorded tax benefits of $69.4 million and $53.9 million, respectively.

•	FY 2011’s third-quarter total revenues of $394.3 million and 693 units decreased 13% in dollars and 14% in units from FY 2010’s third-quarter total revenues of $454.2 million and 803 units.
•	FY 2011’s third-quarter gross margin, excluding interest and write-downs, improved to 23.4% from 22.1% in FY 2010’s third quarter.
*more*

•
Interest included in cost of sales was 5.3% in FY 2011’s third quarter, down from 5.4% in FY 2011’s second quarter and up slightly from 5.1% of revenues in FY 2010’s third quarter. There was no directly expensed interest in FY 2011’s third quarter.

•	FY 2011’s nine-month total revenues of $1.05 billion and 1,854 units declined 4% in dollars and 5% in units, compared to FY 2010’s nine-month period totals of $1.09 billion and 1,942 units.
•
In FY 2011’s third quarter, unconsolidated entities in which the Company had an interest delivered $67.3 million of homes, compared to $29.5 million in the third quarter of FY 2010. In FY 2011’s first nine months, unconsolidated entities in which the Company had an interest delivered $198.6 million of homes, compared to $63.3 million in the nine-month period of FY 2010. The Company recorded its share of the results from these entities’ operations in “(Loss) Income from Unconsolidated Entities” on the Company’s Statement of Operations.

•
The Company signed gross contracts of $439.2 million and 770 units in FY 2011’s third quarter, an increase of 4% in dollars and 3% in units, compared to $422.5 million and 747 gross contracts signed in FY 2010’s third quarter. The Company signed 2,266 gross contracts totaling $1.29 billion in FY 2011’s first nine months, an increase of 4% and 5%, respectively, compared to the 2,177 gross contracts totaling $1.23 billion signed in FY 2010’s nine-month period.

•
The average price per unit of gross contracts signed in FY 2011’s third quarter was approximately $570,000, compared to approximately $570,000 in FY 2011’s second quarter and $566,000 in FY 2010’s third quarter. The average price per unit of net contracts signed in FY 2011’s third quarter was approximately $570,000, compared to approximately $570,000 in FY 2011’s second quarter and $571,000 in FY 2010’s third quarter.

•
The Company’s FY 2011 third-quarter net contracts of $406.7 million and 713 units rose by 2% in both dollars and units, compared to FY 2010’s third-quarter net contracts of $400.1 million and 701 units. The Company’s FY 2011 nine-month net contracts of $1.21 billion and 2,140 units increased by 5% in both dollars and units, compared to net contracts of $1.16 billion and 2,047 units in FY 2010’s nine-month period.

•
On a per-community basis, FY 2011’s third-quarter net signed contracts of 3.51 units per community were 5% lower than FY 2010’s third-quarter total of 3.69. They were approximately 1% lower than FY 2009’s third-quarter total of 3.56 units and exceeded FY 2008’s third-quarter total of 2.71 units by 30%; however, they were still well below the Company’s historical third-quarter average, dating back to 1990, of 5.98 units per community.

•
In FY 2011’s third quarter, unconsolidated entities in which the Company had an interest signed agreements for $33.9 million of homes, compared to $40.5 million in the third quarter of FY 2010. In FY 2011’s first nine months, unconsolidated entities in which the Company had an interest signed agreements for $133.6 million of homes, compared to $136.0 million in the nine-month period of FY 2010.

*more*

•
The average price per unit of cancellations in FY 2011’s third quarter was approximately $570,000, compared to approximately $562,000 in FY 2011’s second quarter and $488,000 in FY 2010’s third quarter.

•
In FY 2011, third-quarter cancellations totaled 57. This compared to 36 in FY 2011’s second quarter, 33 in FY 2011’s first quarter, and 54, 46, 46, and 38, respectively, in FY 2010’s fourth, third, second and first quarters.

•
FY 2011’s third-quarter cancellation rate (current-quarter cancellations divided by current-quarter signed contracts) was 7.4%. This compared to 3.9% in FY 2011’s second quarter, 5.7% in FY 2011’s first quarter, and 8.8%, 6.2%, 5.3%, and 6.7%, respectively, in FY 2010’s fourth, third, second and first quarters. As a percentage of beginning-quarter backlog, FY 2011’s third-quarter cancellation rate was 3.2%. This compared to 2.4% in FY 2011’s second quarter, 2.3% in FY 2011’s first quarter, and 3.3%, 2.6%, 3.1% and 2.5%, respectively, in FY 2010’s fourth, third, second and first quarters.

•	In FY 2011, third-quarter-end backlog of $1.02 billion and 1,780 units increased 8% in dollars and 9% in units from FY 2010’s third-quarter-end backlog of $939.4 million and 1,636 units.
•	At July 31, 2011, unconsolidated entities in which the Company had an interest had a backlog of $26.1 million, compared to $109.4 million at July 31, 2010.
•
The Company ended its FY 2011 third quarter with $1.18 billion in cash and marketable securities, compared to $1.25 billion at 2011’s second-quarter end and $1.64 billion at FY 2010’s third-quarter end. During FY 2011’s third quarter, the Company used approximately $75 million of cash to purchase land. At FY 2011’s third-quarter end, it had $777.5 million available under its $885 million 12-bank credit facility, which matures in October 2014.

•
The Company’s Stockholders’ Equity at FY 2011’s third-quarter end was $2.61 billion, compared to $2.55 billion at FY 2011’s second-quarter end. The Company’s book value per share at FY 2011’s third-quarter end was $15.52.

•	The Company ended FY 2011’s third quarter with a net-debt-to-capital ratio(1) of 13.9%, compared to 13.6% at FY 2011’s second-quarter end and 11.5% at FY 2010’s third-quarter end.
•
The Company ended FY 2011’s third quarter with approximately 36,200 lots owned and optioned, compared to 35,900 one quarter earlier, 35,800 one year earlier, and 91,200 at its peak at FY 2006’s second-quarter end. At 2011’s third-quarter end, approximately 30,500 of these lots were owned, of which approximately 11,300 lots, including those in backlog, were substantially improved.

*more*

•
The Company ended FY 2011’s third quarter with 207 selling communities, compared to 203 at FY 2011’s second-quarter end and 190 at FY 2010’s third-quarter end. The Company expects to end FY 2011 with between 210 to 220 selling communities, compared to its peak of 325 communities at FY 2007’s second-quarter end.

•
Based on FY 2011’s third-quarter-end backlog and the pace of activity at its communities, the Company currently estimates that it will deliver approximately 620 to 820 homes in its fourth quarter, bringing total deliveries to between 2,475 and 2,675 in FY 2011. It believes the average delivered price for FY 2011’s fourth quarter will be between $555,000 and $570,000 per home.

(1)
Net debt-to-capital is calculated as total debt minus mortgage warehouse loans minus cash and marketable securities, divided by total debt minus mortgage warehouse loans minus cash and marketable securities plus stockholders’ equity.

Toll Brothers will be broadcasting live via the Investor Relations section of its website, www.tollbrothers.com, a conference call hosted by CEO Douglas C. Yearley, Jr. at 2:00 p.m. (EDT) today, August 24, 2011, to discuss these results and its outlook for the remainder of FY 2011. To access the call, enter the Toll Brothers website and select “Conference Calls.” Participants are encouraged to log on at least fifteen minutes prior to the start of the presentation to register and download any necessary software.
The call can be heard live with an online replay that will follow and continue through October 31, 2011. Podcast (iTunes required) and MP3 format replays will be available approximately 48 hours after the conference call via the “Conference Calls” section of the Investor Relations portion of the Toll Brothers website.
Toll Brothers, Inc. is the nation’s leading builder of luxury homes. The Company began business in 1967 and became a public company in 1986. Its common stock is listed on the New York Stock Exchange under the symbol “TOL.” The Company serves move-up, empty-nester, active-adult, and second-home buyers and operates in 19 states: Arizona, California, Colorado, Connecticut, Delaware, Florida, Illinois, Maryland, Massachusetts, Michigan, Minnesota, Nevada, New Jersey, New York, North Carolina, Pennsylvania, South Carolina, Texas, and Virginia.
Toll Brothers builds an array of luxury residential communities, principally on land it develops and improves: single-family detached and attached home communities, master planned resort-style golf communities, and urban low-, mid- and high-rise communities. The Company operates its own architectural, engineering, mortgage, title, land development and land sale, golf course development and management, home security, and landscape subsidiaries. The Company also operates its own lumber distribution, house component assembly, and manufacturing operations.
*more*

Toll Brothers is honored to have won the three most coveted awards in the homebuilding industry: America’s Best Builder from the National Association of Home Builders, the National Housing Quality Award, and Builder of the Year. Toll Brothers proudly supports the communities in which it builds; among other philanthropic pursuits, the Company sponsors the Toll Brothers Metropolitan Opera International Radio Network, bringing opera to neighborhoods throughout the world. For more information, visit www.tollbrothers.com.
*more*

Certain information included in this release is forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, information related to: anticipated operating results; financial resources and condition; selling communities; home deliveries; average home prices; consumer demand and confidence; contract pricing; business and investment opportunities; and market and industry trends.
Such forward-looking information involves important risks and uncertainties that could significantly affect actual results and cause them to differ materially from expectations expressed herein and in other Company reports, SEC filings, statements and presentations. These risks and uncertainties include, among others: local, regional, national and international economic conditions; fluctuating consumer demand and confidence; interest and unemployment rates; changes in sales conditions, including home prices, in the markets where we build homes; the competitive environment in which we operate; the availability and cost of land for future growth; conditions that could result in inventory write-downs or write-downs associated with investments in unconsolidated entities; the ability to recover our deferred tax assets; the availability of capital; uncertainties in the capital and securities markets; liquidity in the credit markets; changes in tax laws and their interpretation; effects of governmental legislation and regulation; the outcome of various legal proceedings; the availability of adequate insurance at reasonable cost; the impact of construction defect, product liability and home warranty claims, including the adequacy of self-insurance accruals, the applicability and sufficiency of our insurance coverage; the ability of customers to obtain financing for the purchase of homes; the ability of home buyers to sell their existing homes; the ability of the participants in various joint ventures to honor their commitments; the availability and cost of labor and building and construction materials; the cost of raw materials; construction delays; domestic and international political events; and weather conditions.
Any or all of the forward-looking statements included in this release are not guarantees of future performance and may turn out to be inaccurate. Forward-looking statements speak only as of the date they are made. The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.
*more*

TOLL BROTHERS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	July 31,	October 31,
	2011	2010
	(Unaudited)
ASSETS
Cash and cash equivalents	$890,067	$1,039,060
Marketable securities	294,286	197,867
Restricted cash	24,225	60,906
Inventory	3,423,617	3,241,725
Property, construction and office equipment, net	98,902	79,916
Receivables, prepaid expenses and other assets	96,972	97,039
Mortgage loans receivable	45,320	93,644
Customer deposits held in escrow	16,304	21,366
Investments in and advances to unconsolidated entities and non-performing loan portfolio	186,917	198,442
Income tax refund recoverable		141,590

Total assets	$5,076,610	$5,171,555

LIABILITIES AND EQUITY
Liabilities:
Loans payable	$104,512	$94,491
Senior notes	1,500,494	1,544,110
Mortgage company warehouse loan	39,905	72,367
Customer deposits	90,184	77,156
Accounts payable	93,622	91,738
Accrued expenses	524,446	570,321
Income taxes payable	105,831	162,359

Total liabilities	2,458,994	2,612,542

Equity:
Stockholders’ Equity
Preferred stock	—	—
Common stock	1,686	1,664
Additional paid-in capital	390,778	360,006
Retained earnings	2,219,208	2,194,456
Treasury stock, at cost	(27)	(96)
Accumulated other comprehensive loss	(245)	(577)

Total stockholders’ equity	2,611,400	2,555,453
Noncontrolling interest	6,216	3,560

Total equity	2,617,616	2,559,013

	$5,076,610	$5,171,555

*more*

TOLL BROTHERS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amount in thousands, except per share data)
(Unaudited)

	Nine Months Ended		Three Months Ended
	July 31,		July 31,
	2011	2010	2011	2010
Revenues	$1,048,096	$1,092,171	$394,305	$454,202

Cost of revenues	898,266	1,012,575	339,947	389,505
Selling, general and administrative expenses	192,906	193,987	64,605	67,165
Interest expense	1,504	18,588		5,124

	1,092,676	1,225,150	404,552	461,794

Loss from operations	(44,580)	(132,979)	(10,247)	(7,592)
Other:
(Loss) income from unconsolidated entities and non-performing loan portfolio	(9,817)	4,817	12,055	3,171
Interest and other	13,168	21,134	5,494	5,902
Expenses related to early retirement of debt	(3,414)	(692)	(3,414)	(658)

(Loss) income before income taxes	(44,643)	$(107,720)	3,888	823
Income tax benefit	(69,395)	(53,867)	(38,220)	(26,479)

Net income (loss)	$24,752	$(53,853)	$42,108	$27,302

Income (loss) per share:
Basic	$0.15	$(0.33)	$0.25	$0.16

Diluted	$0.15	$(0.33)	$0.25	$0.16

Weighted-average number of shares:
Basic	167,221	165,465	168,075	165,752

Diluted	168,666	165,465	169,338	167,658

*more*

TOLL BROTHERS, INC. AND SUBSIDIARIES
SUPPLEMENTAL DATA
(Amount in thousands)
(Unaudited)

	Nine Months Ended		Three Months Ended
	July 31,		July 31,
	2011	2010	2011	2010
Impairment charges recognized:
Cost of revenues	$34,861	$88,220	$16,813	$12,508
Loss from unconsolidated entities and non-performing loan portfolio	39,600

	$74,461	$88,220	$16,813	$12,508

Depreciation and amortization	$10,660	$13,569	$3,257	$4,512

Interest incurred	$86,820	$87,740	$28,386	$28,879

Interest expense:
Charged to cost of revenues	$56,327	$55,411	$20,946	$23,033
Charged to selling, general and administrative expense	1,504	18,588		5,124
Charged to interest and other	861	1,786	543	977

	$58,692	$75,785	$21,489	$29,134

Home sites controlled:
Owned	30,499	29,243
Optioned	5,686	6,582

	36,185	35,825

*more*

Toll Brothers operates in four geographic segments:

North:	Connecticut, Illinois, Massachusetts, Michigan, Minnesota, New Jersey and New York

Mid-Atlantic:	Delaware, Maryland, Pennsylvania, Virginia and West Virginia

South:	Florida, Georgia, North Carolina, South Carolina and Texas

West:	Arizona, California, Colorado and Nevada
Note: In fiscal 2010, the Company discontinued its operations in Georgia and West Virginia.

	Three Months Ended		Three Months Ended
	July 31,		July 31,
	Units		$ (Millions)
	2011	2010	2011	2010

HOME BUILDING REVENUES

North	197	248	$106.4	$131.2
Mid-Atlantic	262	283	147.7	156.5
South	124	126	69.0	70.0
West	110	146	71.2	96.5

Total consolidated	693	803	$394.3	$454.2

CONTRACTS

North	215	220	$115.1	$108.5
Mid-Atlantic	203	235	116.0	132.9
South	190	109	109.0	62.8
West	105	137	66.6	95.9

Total consolidated	713	701	$406.7	$400.1

	At July 31,		At July 31,
	Units		$ (Millions)
	2011	2010	2011	2010

BACKLOG

North	579	537	$300.0	$264.5
Mid-Atlantic	524	508	312.6	306.0
South	468	334	269.0	177.5
West	209	257	137.3	191.4

Total consolidated	1,780	1,636	$1,018.9	$939.4

*more*

	Nine Months Ended		Nine Months Ended
	July 31,		July 31,
	Units		$ (Millions)
	2011	2010	2011	2010

HOME BUILDING REVENUES

North	513	575	$273.6	$305.7
Mid-Atlantic	625	659	351.1	360.5
South	363	353	197.3	189.0
West	353	355	226.1	237.0

Total consolidated	1,854	1,942	$1,048.1	$1,092.2

CONTRACTS

North	571	562	$314.2	$286.6
Mid-Atlantic	674	674	379.3	372.8
South	535	405	306.6	218.5
West	360	406	214.7	278.8

Total consolidated	2,140	2,047	$1,214.8	$1,156.7

UNCONSOLIDATED ENTITIES:
Information related to revenues and contracts of entities in which we have an interest for the three-month and nine-months periods ended July 31, 2011 and 2010 is as follows:

	2011	2010	2011	2010
	Units	Units	$(Mill)	$(Mill)
Three months ended July 31,
Revenues	71	40	$67.3	$29.5
Contracts	40	57	$33.9	$40.5

Nine months ended July 31,
Revenues	242	87	$198.6	$63.3
Contracts	151	175	$133.6	$136.0

Backlog at July 31,	35	145	$26.1	$109.4
###